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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                               Key Technology Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    493143101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 493143101                   13G                           Page 2 of 6
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FleetBoston Financial Corporation
    05-0341324
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    100 Federal Street
    Boston, Massachusetts 02110
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       182,014
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             280,614
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    280,614
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

            (a)          Name of Issuer Key Technology, Inc.

            (b) Address of Issuer's Principal Executive Offices 150 Avery Street, Walla Walla, WA 99362

Item 2.

            (a)          Name of Person Filing  FleetBoston Financial
                         Corporation

            (b)          Address of Principal Business Office or, if none,
                         Residence
                         100 Federal Street
                         Boston, Massachusetts 02110

            (c)          Citizenship Massachusetts

            (d)          Title of Class of Securities Common

            (e)          CUSIP Number 493143101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)          |_|                 Broker or dealer registered under
                                             section 15 of the Act (15 U.S.C.
                                             78o).
            (b)          |_|                 Bank as defined in section 3(a)(6)
                                             of the Act (15 U.S.C. 78c).
            (c)          |_|                 Insurance company as defined in
                                             section 3(a)(19) of the Act (15
                                             U.S.C. 78c).
            (d)          |_|                 Investment company registered
                                             under section 8 of the Investment
                                             Company Act of 1940 (15 U.S.C
                                             80a-8).
            (e)          |_|                 An investment adviser in
                                             accordance with
                                             ss.240.13d-1(b)(1)(ii)(E);
            (f)          |_|                 An employee benefit plan or
                                             endowment fund in accordance with
                                             ss.240.13d-1(b)(1)(ii)(F);
            (g)          |X|                 A parent holding company or
                                             control person in accordance with
                                             ss. 240.13d-1(b)(1)(ii)(G);
            (h)          |_|                 A savings associations as defined
                                             in Section 3(b) of the Federal
                                             Deposit Insurance Act (12 U.S.C.
                                             1813);
            (i)          |_|                 A church plan that is excluded from
                                             the definition of an investment
                                             company under section 3(c)(14) of
                                             the Investment Company
                                             Act of 1940 (15 U.S.C. 80a-3);
            (j)          |_|                 Group, in accordance with
                                             ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 280,614

            (b)   Percent of class: 5.9%

            (c)   Number of shares as to which the person has:

                         (i)                 Sole power to vote or to direct
                                             the vote
                                             182,014
                         (ii)                Shared power to vote or to direct
                                             the vote
                                             0
                         (iii) Sole power to dispose or to direct the disposition of
                                             280,614
                         (iv) Shared power to dispose or to direct the disposition of
                                             0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. Exhibit A Attached

Item 8. Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.    Certification

             (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 14, 2001
                                   -----------------
                                   Date


                                   /S/ Ernest L. Puschaver
                                   -----------------------
                                   Signature

                                   Ernest L. Puschaver, Chief Accounting Officer
                                   ---------------------------------------------
                                   Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations
            (See 18 U.S.C. 1001)

                              Key Technology, Inc.

                                    Exhibit A

Subsidiary Acquiring Securities                             Classification
--------------------------------------------------------------------------

Fleet National Bank                                         Bank
Fleet Investment Advisors, Inc.                             Bank